EXHIBIT 99.01

Kellogg Company News

For release:	October 29, 2008
Analyst Contact:	Joel Wittenberg	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

Kellogg Announces Strong Third-Quarter Results,
Expresses Confidence in Full-Year Earnings Visibility
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported third-quarter 2008 sales growth of 9% and earnings per share growth of 17% driven by strong underlying business momentum.
     Reported net earnings for the quarter were $342 million, a 12% increase over last year’s $305 million. The third-quarter performance included the impact of significantly higher commodity inflation and a higher tax rate, offset by lower upfront costs. Earnings were $0.89 per diluted share versus last year’s $0.76, an increase of 17%.
     “The Kellogg business model and strategy continue to give us the ability to offset inflationary headwinds while hitting our targets and delivering sustainable, dependable performance in these very volatile times,” said David Mackay, Kellogg’s chief executive officer.
     Reported net sales in the third quarter increased 9% to $3.3 billion. Internal net sales growth, which excludes the effects of foreign currency translation, acquisitions and differences in the number of shipping days, was 7%.
     Kellogg North America posted broad-based reported net sales growth of 10%; internal net sales growth was 9%. Retail Cereal posted internal net sales growth of 7%, the Retail Snacks business posted internal net sales growth of 10% and the North America Frozen and Specialty Channels businesses delivered internal net sales growth of 11%.
     Kellogg International reported third-quarter net sales growth of 9%, or 3% on an internal basis, which excludes the favorable effects of currency translation, acquisitions and differences in the number of shipping days. Internal net sales in Europe increased 3%, while Latin America internal sales decreased 1% versus last year’s strong 12% growth. Economic weakness and a competitive environment impacted Mexico’s performance. The Asia Pacific region posted strong internal net sales growth of 10%.
     Operating profit was $533 million in the third quarter of 2008, an increase of 9% on a reported and internal basis. Total upfront costs incurred for cost-reduction initiatives were
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approximately $0.01 per share. Kellogg still expects that upfront costs related to cost-reduction initiatives for the full year will be approximately $0.14 of earnings per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $893 million in the first three quarters of the year versus $961 million during the same period of 2007. For the full year, Kellogg still anticipates cash flow of between $1 billion and $1.075 billion.
Kellogg Expresses Increased Confidence in Achieving High End of 2008 EPS Target
     Kellogg now anticipates that 2008 earnings per share will be closer to the high end of the previous guidance of $2.95 to $3.00 per share. The Company also expects mid single-digit internal sales and internal operating profit growth for the full year. Total cost pressure expectations remain at approximately 9% of cost of goods.
     For 2009, Kellogg anticipates another year of sustainable and dependable performance. Given the current business momentum, the company provided guidance of mid single-digit internal sales growth — above its long-term guidance of low single-digit growth. In addition, internal operating profit is projected to also grow at a mid single-digit rate. The Company remains confident that it can achieve high single-digit EPS growth on a currency neutral basis, which excludes the effects of foreign currency translation but includes the impact of acquisitions, dispositions and differences in the number of shipping days. However, the recent volatility in foreign exchange markets makes forecasting reported EPS growth very difficult at this time.
     CEO Mackay concluded, “We remain confident in our ability to deliver another year of sustainable and dependable performance despite the uncertain economic environment and unpredictable foreign exchange markets.”
About Kellogg Company
With 2007 sales of nearly $12 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, Morningstar Farms®, Famous Amos®, Special K®, Stretch Island®, All-Bran®, Frosted Mini-Wheats®, Club® and
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Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, cash flow, brand building, and cost-reduction initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	September 27,	September 29,	September 27,	September 29,
(Results are unaudited)	2008	2007	2008	2007

Net sales	$3,288	$3,004	$9,889	$8,982

Cost of goods sold	1,885	1,662	5,678	4,999
Selling, general and administrative expense	870	850	2,603	2,474

Operating profit	533	492	1,608	1,509

Interest expense	71	79	230	233
Other income (expense), net	13	3	(6)	5

Earnings before income taxes	475	416	1,372	1,281
Income taxes	133	111	403	354

Net earnings	$342	$305	$969	$927

Net earnings per share:
Basic	$.90	$.77	$2.54	$2.34
Diluted	$.89	$.76	$2.51	$2.31

Dividends per share	$.3400	$.3100	$.9600	$.8920

Average shares outstanding:
Basic	380	395	382	397

Diluted	384	399	385	401

Actual shares outstanding at period end			381	394

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year-to-date period ended
(millions)	September 27,	September 29,	September 27,	September 29,
(Results are unaudited)	2008	2007	2008	2007

Net sales
North America	$2,156	$1,960	$6,431	$5,942
Europe	666	604	2,089	1,801
Latin America	277	270	813	752
Asia Pacific (a)	189	170	556	487

Consolidated	$3,288	$3,004	$9,889	$8,982

Operating profit
North America	$380	$333	$1,163	$1,059
Europe	113	110	347	345
Latin America	61	66	166	168
Asia Pacific (a)	26	18	79	65
Corporate	(47)	(35)	(147)	(128)

Consolidated	$533	$492	$1,608	$1,509

(a)	Includes Australia, Asia and South Africa.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	September 27,	September 29,
(unaudited)	2008	2007

Operating activities
Net earnings	$969	$927
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	274	275
Deferred income taxes	(12)	(114)
Other (a)	122	138
Postretirement benefit plan contributions	(60)	(42)
Changes in operating assets and liabilities	(105)	69

Net cash provided by operating activities	1,188	1,253

Investing activities
Additions to properties	(295)	(292)
Acquisitions of business, net of cash acquired	(212)	—
Other	11	(4)

Net cash used in investing activities	(496)	(296)

Financing activities
Net issuances of notes payable	48	566
Issuances of long-term debt	756	—
Reductions of long-term debt	(466)	(730)
Issuances of common stock	155	141
Common stock repurchases	(650)	(417)
Cash dividends	(365)	(354)
Other	14	8

Net cash used in financing activities	(508)	(786)

Effect of exchange rate changes on cash	(24)	(6)

Increase in cash and cash equivalents	160	165
Cash and cash equivalents at beginning of period	524	411

Cash and cash equivalents at end of period	$684	$576

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$893	$961

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	September 27,	December 29,
	2008	2007
	(unaudited)	*

Current assets
Cash and cash equivalents	$684	$524
Accounts receivable, net	1,243	1,011
Inventories:
Raw materials and supplies	236	234
Finished goods and materials in process	671	690
Deferred income taxes	145	103
Other prepaid assets	128	140

Total current assets	3,107	2,702

Property, net of accumulated depreciation of $4,432 and $4,313	3,067	2,990
Goodwill	3,652	3,515
Other intangibles, net of accumulated amortization of $42 and $41	1,449	1,450
Pension	511	481
Other assets	252	259

Total assets	$12,038	$11,397

Current liabilities
Current maturities of long-term debt	$2	$466
Notes payable	1,539	1,489
Accounts payable	1,134	1,081
Accrued advertising and promotion	417	378
Accrued income taxes	30	—
Accrued salaries and wages	262	316
Other current liabilities	388	314

Total current liabilities	3,772	4,044

Long-term debt	4,008	3,270
Deferred income taxes	708	647
Other liabilities	931	910

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	424	388
Retained earnings	4,790	4,217
Treasury stock, at cost	(1,812)	(1,357)
Accumulated other comprehensive income (loss)	(888)	(827)

Total shareholders’ equity	2,619	2,526

Total liabilities and shareholders’ equity	$12,038	$11,397

*	From audited financial statements.
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